Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Mid-America Apartment Communities, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $.01 par value per share	Other	1,000,000(2)	$151.51(3)	$151,510,000	$110.20 per $1,000,000	$16,696.40
Total Offering Amounts					$151,510,000		$16,696.40
Total Fee Offsets							$0
Net Fee Due							$16,696.40

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”), of Mid-America Apartment Communities, Inc. (the “Registrant” or “MAA”) that become issuable under the Mid-America Apartment Communities, Inc. 2023 Omnibus Incentive Plan (the “2023 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the Registrant.

(2)	Represents 1,000,000 shares of the Registrant’s Common Stock that may be issued pursuant to the 2023 Plan.
(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h)(1) and 457(c) under the Securities Act, and based upon the average of the high and low prices of the Registrant’s Common Stock reported on the New York Stock Exchange on May 15, 2023, which was $150.51 per share.